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                                                            Exhibit 21.1



                    SUBSIDIARIES OF THE REGISTRANT

The subsidiaries of Zoran Corporation are the following:

1. Zoran Microelectronics Ltd., a corporation organized under the laws of the State of Israel; and

2.  CompCore Multimedia, Inc., a California corporation.